Exhibit 99.1

          Intel Third-Quarter Business Within Expectations;
      Revenue Expected to Be Between $9.8 Billion and $10 Billion

    SANTA CLARA, Calif.--(BUSINESS WIRE)--Sept. 8, 2005--Intel Corporation expects revenue for the third quarter to be between $9.8 billion and $10 billion, as compared to the previous range of $9.6 billion to $10.2 billion. The company continues to see double-digit year-over-year growth driven primarily by strong demand for notebook PC platforms.
    The third-quarter gross margin percentage is now expected to be 60 percent, plus or minus a point, and is expected to be slightly above the midpoint of the range. The previous expectation was 60 percent, plus or minus a couple of points.
    Intel's tax rate forecast for the third quarter was approximately
30.5 percent. The third-quarter tax rate is now expected to be impacted by additional taxes of approximately $250 million, plus or minus $25 million, related to a potential repatriation of approximately $6.3 billion of accumulated income earned abroad. The company's tax rate forecast for the fourth quarter is unchanged at approximately 30.5 percent.
    This Business Update is a scheduled update to the company's Business Outlook for the quarter, which ends Oct. 1. Intel's third-quarter Business Outlook was originally published in the company's second-quarter 2005 earnings release, available at www.intc.com. The company will discuss this update during a public webcast at 2:30 p.m. PDT today at www.intc.com, with a replay available until Oct. 18.
    Intel, the world's largest chip maker, is also a leading manufacturer of computer, networking and communications products. Additional information about Intel is available at www.intel.com/pressroom.
    This Business Update and the July 19 Business Outlook are forward-looking statements and involve a number of risks and uncertainties. This Business Update does not include the potential impact of any mergers, acquisitions, divestitures or other business combinations that may be completed after Sept. 7, 2005. Many factors could affect Intel's actual results, and changes from Intel's current expectations regarding such factors could cause actual results to differ materially. Intel presently considers the factors set forth below to be the important factors that could cause actual results to differ materially from Intel's published expectations. A more detailed discussion of these factors, as well as other factors that could affect Intel's results, is contained in Intel's SEC filings, including the report on Form 10-Q for the quarter ended July 2.

    -- Intel operates in intensely competitive industries. Revenue and the gross margin percentage are affected by the demand for and market acceptance of Intel's products; the availability of sufficient inventory to meet demand; pricing pressures and actions taken by Intel's competitors. Factors that could cause demand to be different from Intel's expectations include changes in customer order patterns, including order cancellations; changes in the level of inventory at customers; and changes in business and economic conditions.

    -- The gross margin percentage could vary from expectations based on changes in revenue levels, product mix and pricing; variations in inventory valuation, including variations related to the timing of qualifying products for sale; excess or obsolete inventory; manufacturing yields; changes in unit costs; capacity utilization; impairments of long-lived assets, including manufacturing, assembly/test and intangible assets; and the timing and execution of the manufacturing ramp and associated costs, including start-up costs.

    -- Expenses, particularly certain marketing and compensation expenses, vary depending on the level of demand for Intel's products and the level of revenue and profits.

    -- The tax rate expectation reflects the impact of a potential repatriation of cash under the American Jobs Creation Act. The company currently expects to finalize its determination of whether, and to what extent, foreign earnings might be repatriated under the Jobs Act in September. The tax rate expectation is based on current tax law and current expected income and assumes Intel continues to receive tax benefits for export sales. The tax rate may be affected by the closing of acquisitions or divestitures; the jurisdiction in which profits are determined to be earned and taxed; changes in the estimates of credits, benefits and deductions; the resolution of issues arising from tax audits with various tax authorities; and the ability to realize deferred tax assets.

    -- Gains or losses from equity securities and interest and other could vary from expectations depending on equity market levels and volatility; gains or losses realized on the sale or exchange of securities; impairment charges related to marketable, non-marketable and other investments; interest rates; cash balances; and changes in fair value of derivative instruments.

    -- Intel's results could be impacted by unexpected economic, social and political conditions in the countries in which Intel, its customers or its suppliers operate, including security risks, possible infrastructure disruptions, fluctuations in foreign currency exchange rates, and the direct and indirect effects of natural disasters such as Hurricane Katrina.

    -- Intel's results could also be affected by adverse effects associated with product defects and errata (deviations from published specifications), and by litigation or regulatory matters involving intellectual property, stockholder, consumer, antitrust and other issues, such as the litigation and regulatory matters described in Intel's SEC reports.

     * Intel is a mark or registered trademark of Intel Corporation or its subsidiaries in the United States and other countries.